SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No.2)*

                               PIVOTAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    72581R106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 21, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]   Rule 13d-1(b)
         [ X ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed'' for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act'') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 25 Pages
                       Exhibit Index Contained on Page 22

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72581R106                                             13D        Page 2 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management II, L.P. ("ICM2")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) [ ]     (b)  [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,150,415 shares, of which 877,608 shares are directly owned by
                SHARES                                     Integral Capital Partners II, L.P. ("ICP2") and 272,807 shares
             BENEFICIALLY                                  are directly owned by Integral Capital Partners International II,
            OWNED BY EACH                                  C.V. ("ICPI2").  ICM2 is the general partner of ICP2 and the
              REPORTING                                    investment general partner of ICPI2.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,150,415 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                            1,150,415 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                     [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             4.79%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72581R106                                             13D        Page 3 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) [ ]     (b)  [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0- shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                     [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72581R106                                             13D        Page 4 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners NBT, LLC ("Integral NBT")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) [ ]     (b)  [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0- shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                     [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 72581R106                                              13D        Page 5 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management V, LLC ("ICM5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) [ ]     (b)  [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0- shares.
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                     [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 72581R106                                              13D        Page 6 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     ICP Management V, LLC ("ICP Management 5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) [ ]     (b)  [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0- shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                     [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72581R106                                             13D        Page7 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners II, L.P. ("ICP2")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) [ ]     (b)  [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       877,608 shares are directly owned by ICP2.  Integral Capital
                SHARES                                     Management II, L.P. is the general partner of ICP2.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           877,608 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              877,608 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                     [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             3.66%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  253921 10 0                                           13D        Page 8 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International II, C.V. ("ICPI2")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) [ ]     (b)  [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Netherlands Antilles (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       272,807 shares are directly owned by ICPI2.  Integral Capital
                SHARES                                     Management II, L.P. is the investment general partner of ICPI2.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           272,807 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              272,807 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                     [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.14%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72581R106                                             13D        Page 9 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) [ ]     (b)  [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0- shares.
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                     [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  72581R106                                             13D        Page 10 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) [ ]     (b)  [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0- shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                     [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 72581R106                                              13D        Page 11 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V, L.P. ("ICP5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) [ ]     (b)  [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0- shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                     [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 72581R106                                              13D        Page 12 of 25 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund)

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a) [ ]     (b)  [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0- shares.
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                  -0- shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                     [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.00%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 13 of 25 Pages

ITEM 1(a).        NAME OF ISSUER:

                  Pivotal Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  300 - 224 West Esplanade
                  North Vancouver, BC  V7M 3M6

ITEM 2(a), (b), (c).       NAME OF PERSON FILING,  ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management II, L.P., a Delaware limited partnership ("ICM2"), Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4"), Integral Capital Partners NBT, LLC, a Delaware limited liability company ("Integral NBT"),
Integral Capital Management V, LLC, a Delaware limited liability company ("ICM5"), and ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5"). The principal business address of ICM2, ICM4, Integral NBT, ICM5, and ICP Management V is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM2 is the general partner of Integral Capital Partners II, L.P., a Delaware limited partnership ("ICP2"), and the investment general partner of Integral Capital Partners International II, C.V., a Netherlands Antilles limited partnership ("ICPI2"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). ICM5 is the general partner of Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership ("ICP5 Side Fund"). With respect to ICM2, ICM4, Integral NBT, ICM5 and ICP Management 5, this statement relates only to ICM2's, ICM4's, Integral NBT's, ICM5's and ICP Management 5's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP2, ICPI2, ICP4, Side Fund, ICP5, and ICP5 Side Fund, and none of ICM2, ICM4, Integral NBT, ICM5 or ICP Management directly or otherwise hold any Shares. Management of the business affairs of ICM2, ICM4, Integral NBT, ICM5 and ICP Management 5, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM2, ICM 4, Integral NBT, ICM5 and ICP Management 5, respectively such that no single general partner of ICM2, ICM4, Integral NBT, ICM5, or ICP Management 5 has voting and/or dispositive power of the Shares.

                                                             Page 14 of 25 Pages


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  72581R106

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer  registered  under  Section 15 of the Exchange
                 Act.

         (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance   company  as  defined  in  Section  3(a)(19)  of the
                 Exchange Act.

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

         (e) [ ] An   investment    adviser    in    accordance    with     Rule
                 13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [ X ].

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                                             Page 15 of 25 Pages


         A. Integral Capital Management II, L.P.

            (a) Amount Beneficially Owned:  1,150,415
            (b) Percent of Class:  4.79%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote:  1,150,415
                3. Sole power to dispose or to direct the disposition:  -0-
                4. Shared power to dispose or to direct the disposition:
                                                                       1,150,415

         B. Integral Capital Management IV, LLC

            (a) Amount Beneficially Owned:  -0-
            (b) Percent of Class:  0.00%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote:  -0-
                3. Sole power to dispose or to direct the disposition:  -0-
                4. Shared power to dispose or to direct the disposition:  -0-

         C. Integral Capital Partners NBT, LLC

            (a) Amount Beneficially Owned:  -0-
            (b) Percent of Class:  0.00%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote:  -0-
                3. Sole power to dispose or to direct the disposition:  -0-
                4. Shared power to dispose or to direct the disposition:  -0-

         D. Integral Capital Management V, LLC

            (a) Amount Beneficially Owned:  -0-
            (b) Percent of Class:  0.00%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote:  -0-
                3. Sole power to dispose or to direct the disposition:  -0-
                5. Shared power to dispose or to direct the disposition:  -0-

                                                             Page 16 of 25 Pages


         E. ICP Management V, LLC

            (a) Amount Beneficially Owned-0-
            (b) Percent of Class: 0.00%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote:  -0-
                3. Sole power to dispose or to direct the disposition:  -0-
                4. Shared power to dispose or to direct the disposition: -0-

         F. Integral Capital Partners II, L.P.

            (a) Amount Beneficially Owned:  877,608
            (b) Percent of Class:  3.66%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote:  877,608
                3. Sole power to dispose or to direct the disposition:  -0-
                4. Shared power to dispose or to direct the disposition: 877,608

         G. Integral Capital Partners International II, C.V.

            (a) Amount Beneficially Owned:  272,807
            (b) Percent of Class:  1.14%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote:  272,807
                3. Sole power to dispose or to direct the disposition:  -0-
                4. Shared power to dispose or to direct the disposition: 272,807

         H. Integral Capital Partners IV, L.P.

            (a) Amount Beneficially Owned:  -0-
            (b) Percent of Class: 0.00%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote: -0-
                3. Sole power to dispose or to direct the disposition:  -0-
                4. Shared power to dispose or to direct the disposition:  -0-

                                                             Page 17 of 25 Pages



         I. Integral Capital Partners IV MS Side Fund, L.P.

            (a) Amount Beneficially Owned:  -0-
            (b) Percent of Class:  0.00%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote: -0-
                3. Sole power to dispose or to direct the disposition:  -0-
                4. Shared power to dispose or to direct the disposition-0-

         J. Integral Capital Partners V, L.P.

            (a) Amount Beneficially Owned:  -0-
            (b) Percent of Class:  0.00%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote:  -0-
                3. Sole power to dispose or to direct the disposition:  -0-
                4. Shared power to dispose or to direct the disposition:  -0-

         K. Integral Capital Partners V Side Fund, L.P.

            (a) Amount Beneficially Owned:  -0-
            (b) Percent of Class:  0.00%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote:  -0-
                3. Sole power to dispose or to direct the disposition:  -0-
                4. Shared power to dispose or to direct the disposition:  -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

                                                             Page 18 of 25 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 21, 2001


                               INTEGRAL CAPITAL MANAGEMENT II, L.P.


                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a General Partner

                                                             Page 19 of 25 Pages


                               INTEGRAL CAPITAL MANAGEMENT IV, LLC


                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a Manager


                               INTEGRAL CAPITAL PARTNERS NBT, LLC


                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                               INTEGRAL CAPITAL MANAGEMENT V, LLC


                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                               ICP MANAGEMENT V, LLC


                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                               INTEGRAL CAPITAL PARTNERS II, L.P.

                               By Integral Capital Management II, L.P., its General Partner

                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah

                                                             Page 20 of 25 Pages


                               INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                               II, C.V.

                               By Integral Capital Management II, L.P., its Investment General Partner

                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a General Partner

                               INTEGRAL CAPITAL PARTNERS IV, L.P.

                               By Integral Capital Management IV, LLC,
                               its General Partner

                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                               INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND,
                               L.P.

                               By Integral Capital Partners NBT, LLC,
                               its General Partner

                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                               INTEGRAL CAPITAL PARTNERS V, L.P.

                               By Integral Capital Management V, LLC,
                               its General Partner


                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                                                                Page 21 25 Pages


                               INTEGRAL CAPITAL PARTNERS V SIDE
                               FUND, L.P.

                               By ICP Management V, LLC,
                               its General Partner


                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                                                             Page 22 of 25 Pages


                                  EXHIBIT INDEX


                                                                   Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:        Agreement of Joint Filing                        23

                                                             Page 23 of 25 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated December 21, 2001 containing the information required by Schedule 13G, for 1,150,415 Shares of capital stock of Pivotal Corporation held by Integral Capital Partners II, L.P., a Delaware limited partnership, Integral Capital Partners International II, C.V., a Netherlands Antilles limited partnership, Integral Capital Partners IV, L.P., a Delaware limited partnership, Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"), and Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership.

Date:  December 21, 2001
                               INTEGRAL CAPITAL MANAGEMENT II, L.P.


                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a General Partner

                               INTEGRAL CAPITAL MANAGEMENT IV, LLC


                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                               INTEGRAL CAPITAL PARTNERS NBT, LLC


                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                                INTEGRAL CAPITAL MANAGEMENT V, LLC


                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                                                             Page 24 of 25 Pages


                               ICP MANAGEMENT V, LLC


                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a Manager


                               INTEGRAL CAPITAL PARTNERS II, L.P.

                               By Integral Capital Management II, L.P., its General Partner

                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a General Partner

                               INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                               II, C.V.

                               By Integral Capital Management II, L.P., its Investment General Partner

                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a General Partner

                               INTEGRAL CAPITAL PARTNERS IV, L.P.

                               By Integral Capital Management IV, LLC,
                               its General Partner

                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                                                             Page 25 of 25 Pages

                               NTEGRAL CAPITAL PARTNERS IV MS SIDE FUND,
                               L.P.

                               By Integral Capital Partners NBT, LLC,
                               its General Partner

                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                               INTEGRAL CAPITAL PARTNERS V, L.P.

                               By Integral Capital Management V, LLC,
                               its General Partner


                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                               INTEGRAL CAPITAL PARTNERS V SIDE
                               FUND, L.P.

                               By ICP Management V, LLC,
                               its General Partner


                               By         /s/ Pamela K. Hagenah
                                   --------------------------------
                                        Pamela K. Hagenah
                                        a Manager